Exhibit 12.2

PUGET SOUND ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO COMBINED FIXED CHARGES
(Dollars in Thousands)

	12 Months Ending		Years Ended December 31,
	June 30, 2003		2002		2001		2000		1999		1998

EARNINGS AVAILABLE FOR
FIXED CHARGES
Pre-tax income:
Income from continuing operations	$122,124		$108,948		$119,130		$193,831		$185,567		$169,612
Income taxes	57,888		52,836		76,915		129,823		109,164		105,814
Income taxes charged to other income - net	4,264		2,082		4,590		1,411		2,909		3,986
Capitalized interest	(1,713)		(1,397)		(883)		(1,264)		(3,692)		(1,782)
Undistributed (earnings) or losses
of less-than-fifty-percent-owned entities	--		--		--		--		--		--

Total	$182,563		$162,469		$199,752		$323,801		$293,948		$277,630

Fixed charges:
Interest expense	$187,789		$192,829		$190,849		$184,405		$160,966		$146,248
Other interest	1,713		1,397		883		1,264		3,692		1,782
Portion of rentals representative of
the interest factor	4,938		5,394		5,633		5,002		4,575		2,878

Total	$194,440		$199,620		$197,365		$190,671		$169,233		$150,908

Earnings available for combined fixed charges	$377,003		$362,089		$397,117		$514,472		$463,181		$428,538
RATIO OF EARNINGS TO FIXED CHARGES	1.94	x	1.81	x	2.01	x	2.69	x	2.74	x	2.84	x

         PUGET SOUND ENERGY
         STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
          EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
         (Dollars in Thousands)

	12 Months Ending	Years Ended December 31,
	June 30, 2003	2002	2001	2000	1999	1998

EARNINGS AVAILABLE FOR COMBINED
FIXED CHARGES AND PREFERRED
DIVIDEND REQUIREMENTS
Pre-tax income:
Income from continuing operations	$122,124	$108,948	$119,130	$193,831	$185,567	$169,612
Income taxes	57,888	52,836	76,915	129,823	109,164	105,814
Income taxes charged to
other income - net	4,264	2,082	4,590	1,411	2,909	3,986

Subtotal	184,276	163,866	200,635	325,065	297,640	279,412
Capitalized interest	(1,713)	(1,397)	(883)	(1,264)	(3,692)	(1,782)
Undistributed (earnings) or losses
of less-than-fifty-percent-owned entities	--	--	--	--	--	--

Total	$182,563	$162,469	$199,752	$323,801	$293,948	$277,630

Fixed charges:
Interest expense	$187,789	$192,829	$190,849	$184,405	$160,966	$146,248
Other interest	1,713	1,397	883	1,264	3,692	1,782
Portion of rentals representative of
the interest factor	4,938	5,394	5,633	5,002	4,575	2,878

Total	$194,440	$199,620	$197,365	$190,671	$169,233	$150,908

Earnings available for combined fixed charges
and preferred dividend requirements	$377,003	$362,089	$397,117	$514,472	$463,181	$428,538

DIVIDEND REQUIREMENT
Fixed charges above	194,440	199,620	197,365	190,671	169,233	150,908
Preferred dividend requirements below	11,379	11,779	14,169	15,084	17,747	21,421

Total	$205,819	$211,399	$211,534	$205,755	$186,980	$172,329

	12 Months Ending		Years Ended December 31,
	June 30, 2003		2002		2001		2000		1999		1998

RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED DIVIDEND REQUIREMENTS	1.83	x	1.71	x	1.88	x	2.50	x	2.48	x	2.49	x

COMPUTATION OF PREFERRED DIVIDEND
REQUIREMENTS:
(a) Pre-tax income	$184,276		$163,866		$200,635		$325,065		$297,640		$279,412
(b) Income from continuing operations	$122,124		$108,948		$119,130		$193,831		$185,567		$169,612
(c) Ratio of (a) to (b)	1.5089		1.5041		1.6842		1.6771		1.6039		1.6474
(d) Preferred dividends	$7,541		$7,831		$8,413		$8,994		$11,065		$13,003
Preferred dividend requirements
[(d) multiplied by (c)]	$11,379		$11,779		$14,169		$15,084		$17,747		$21,421